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                                                        Exhibit 99.B(d)(2)(B)(i)

                                   SCHEDULE A

     The Series of ING Investors Trust (formerly The GCG Trust) as described in
Section 1 of the attached Portfolio Management Agreement, to which Eagle Asset Management, Inc. shall act as Portfolio Manager is as follows:

ING Eagle Asset Capital Appreciation Portfolio

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                               AMENDED SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

     For the services provided by Eagle Asset Management, Inc. ("Portfolio Manager") to the following Series of ING Investors Trust (formerly The GCG Trust), pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

SERIES                                             RATE
------                                             ----
ING Eagle Asset Capital Appreciation Portfolio     0.40% on first $300 million;
                                                   0.25% on assets in excess of $300 million